ENDORSEMENT
                           APPLICABLE TO IRA CONTRACTS

In this Endorsement "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner. For purposes of this Endorsement, references to "Contract" also include "Certificate".

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as an individual retirement annuity contract, which meets the requirements of Section 408(b) of the Code. This IRA Contract is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, applicable Sections of this IRA Contract.

[APPLICABLE TO A TRUSTEE OR CUSTODIAL IRA OWNER] [If the Owner of this IRA Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, this IRA Contract is an annuity contract that may be used to fund an individual retirement account that meets the requirements of Section 408(a) of the Code.]

Your entire interest under this Contract is not forfeitable.

The provisions of this IRA Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

PART I-DEFINITIONS

1. ANNUITANT. The following is added at the end of the existing definition:

You must be both the Annuitant and the Owner, unless the Owner is a trustee or custodian of an individual retirement account under Section 408(a) of the Code.

2. OWNER. The existing definition is replaced by the following:

"Owner" means the individual shown on the Data Pages, who must also be the Annuitant. Joint Owners are not available under the Contract. The Owner of this Contract cannot be changed.

[APPLICABLE TO A TRUSTEE OR CUSTODIAL IRA OWNER]

[Where the contract is purchased to fund an individual retirement account under
Section 408(a) of the Code, the Owner must be a trustee or custodian meeting the requirements of that Section and pertinent Regulations. The Annuitant must be the individual for whose benefit the individual retirement account is maintained. In such a case "you" and "your" refer to the Annuitant where required by context.]


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3. REQUIRED MINIMUM DISTRIBUTION PAYMENTS. This definition is added:

"Required Minimum Distribution Payments", means the payments from or with respect to this Contract which are required by Sections 408(b) and 401(a)(9) of the Code and are discussed in Item 8 of this Endorsement, "Required Minimum Distributions."

PART III-CONTRIBUTIONS AND ALLOCATIONS

4. LIMITS ON CONTRIBUTIONS. The following is added at the end of the existing
Section:

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

We indicate in the Data Pages and in this Item 4 any limits on the type, source or amount of contributions we will accept.

(a)  "Regular" traditional IRA Contributions; Maximum Permissible Amount

Except in the case of a "rollover contribution" or a direct transfer contribution described in paragraph (b) below, or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in
Section 408(k) of the Code, the total of such Contributions will not exceed the dollar limits in the next two paragraphs of this Item 4 for any taxable year. We do not accept SEP contributions under this IRA Contract

The total of such Contributions, which are not rollover, direct transfer or SEP contributions to this Contract shall not exceed:

         $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter.

After 2008, the annual dollar limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(D). Such adjustments will be in multiples of $500.

If you are age 50 or older, the annual dollar limit on contributions is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

(b)  Rollover and Direct Transfer Contributions

A "rollover contribution" is one permitted by any of the following Sections of the Code: 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and
457(e)(16). A "direct transfer" contribution is the transfer of amounts to this Contract directly from an individual retirement account or another individual retirement annuity contract, which meets the requirements of Section 408 of the Code.


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(c)  SIMPLE IRA Limits

No Contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date you first participated in that employer's SIMPLE IRA plan.

(d) Other temporary rules

    (1) An individual eligible to do so may make a repayment of a qualified reservist distribution described in Section 72t(2)(G) of the Code during the 2-year period beginning on the day after the end of the active duty period or by August 17, 2008, if later.
    (2) In addition to the amounts described above, for purposes of determining the applicable amount of a regular IRA contribution in paragraph (a), if you were a participant in a Section 401(k) plan of a certain employer in bankruptcy described in Section 219(c)(5)(C) of the Code, then the applicable amount is increased by $3,000. This increase in the applicable amount applies only for the taxable years 2008 and 2009. If you make a larger regular contribution under this provision, you cannot also make age 50 or older contributions as described above in paragraph
         (b) for the same taxable year.

PART VI-PAYMENT UPON DEATH

5. BENEFICIARY. The following sentence is added at the end of the second paragraph of the existing Section:

Unless you specifically elect in writing otherwise, we will treat each Beneficiary's share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

6. PAYMENT UPON DEATH. The following is added at the end of the existing
Section:

Payment upon death is subject to the "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code. See Item 8, "Annuity Benefits and Required Minimum Distributions".


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Under either of the following two alternative circumstances a Death Benefit payable as described in this Item 6 will not be distributed at your death before a supplementary contract has been issued and the coverage under this Contract will continue as described in paragraphs (1) or (2) below, whichever is applicable. Your death may terminate an optional benefit described in a Rider to your IRA Contract as described below.

[APPLICABLE TO A TRUSTEE OR CUSTODIAL IRA OWNER]

[If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, in this Item 6 "you" refers to the Annuitant.]

     (1) If you are married at the time of your death, and the only person named as your Beneficiary under the Contract is your surviving spouse, and your surviving spouse elects the "Spousal Continuation" option under your Contract, then no Death Benefit will become payable until after your surviving spouse's death.
     (2) If the "Beneficiary Continuation Option" described in Item 7 is in effect.

[APPLICABLE TO A TRUSTEE OR CUSTODIAL IRA OWNER]

         [If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian under Section 408(a) of the Code and pertinent Regulations, in this Item 6 "you" refers to the Annuitant and your spouse can be named successor Annuitant.]

         Terms Applicable to Spousal Continuation

         The spouse who elects to continue the Contract may not make any Contributions to the Contract. To elect Spousal Continuation your surviving spouse must be Age [85] or younger at the date of your death. Such election shall be made no later than the Payment Transaction Date.

         Upon your surviving spouse's election to continue the Contract, the Annuity Account Value of the Contract will be reset as of the date we receive the Beneficiary Requirements described in the, "Payment Upon Death" Section of this Contract to equal the greater of (i) the Annuity Account Value or (ii) the Guaranteed Minimum Death Benefit. Any additional amount of Annuity Account Value will be allocated in accordance with the current allocation instructions on file. If your surviving spouse elects to continue the Contract, no additional Contributions to the Contract may be made.


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Effect of Divorce on Required Payments at Death:

If the Contract is issued as a Joint Life Contract, you and your spouse named as Successor Owner subsequently divorce, and the Contract is not split, then the following applies on your death before a supplementary contract has been issued. (On your death after a supplementary contract has been issued, any payments will continue to be made pursuant to the terms of the supplementary contract.)

         Payments will be made to the surviving Successor Owner, not the Beneficiary, in accordance with Item 8, Part B "Minimum Distribution Rules - Required Payments After Death."

         The surviving Successor Owner may elect the Beneficiary Continuation Option described in Item 7.

         If the surviving Successor Owner elects to take distribution of the entire interest in the Contract by the end of the calendar year containing the fifth anniversary of your death, in accordance with paragraph (b)(3) of Item 8, Part B, then he/she has the option to terminate the Guaranteed Withdrawal Benefit for Life on written request to us.

If the former spouse named as the Successor Owner is the first to die, there is no effect on the payments.

7. BENEFICIARY CONTINUATION OPTION. The following is added at the end of Part
VI:

Except as otherwise provided herein, this Item 7 will apply only if you die before a supplementary contract has been issued and a Death Benefit is payable. The Beneficiary named in this Contract must be an individual.

With the exception of the following paragraph, this Item 7 does not apply to any Beneficiary which is not an individual, and that non-individual Beneficiary's portion of the Death Benefit, described in the "Payment Upon Death" Section of this Contract, is payable to the Beneficiary.

This Item 7 applies to a non-individual Beneficiary only if it is a "see-through trust". A see-through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust" described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the Beneficiary named in the, "Beneficiary" Section of this Contract, the individual used as the measuring life for calculating payments is the oldest Beneficiary of such trust.


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If this Item 7 applies and there is more than one Beneficiary, the Annuity
Account Value (or if greater, the Guaranteed Minimum Death Benefit on the date we receive all Beneficiary Requirements) will be apportioned among your Beneficiaries as you designate pursuant to the "Beneficiary" Section of this Contract.

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Item 7 under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest under this Contract is a "Continuation Beneficiary". For any Beneficiary who does not timely elect to continue his or her portion of the interest under this Contract, we will pay in a single sum that Beneficiary's share of the Death Benefit pursuant to the "Payment Upon Death" Section of this Contract.

     a. Each Continuation Beneficiary will automatically become the Owner as defined in this Contract with respect to that Continuation Beneficiary's portion of the interest in this Contract. If you have specifically elected under Item 5 of this Endorsement "Beneficiary" that we not separately account for each Beneficiary's portion of the interest in this Contract, the oldest Continuation Beneficiary will be the individual whose life is used for purposes of calculating the Required Minimum Distribution payments in Item 8, Part B (Minimum Distribution Rules-Required Payments After Death).

     b. If the Annuity Account Value is less than the Guaranteed Minimum Death Benefit on the date we receive all Beneficiary Requirements, then we will reset such Annuity Account Value to equal such Guaranteed Minimum Death Benefit, and the Continuation Beneficiary's share of the interest in this Contract will be determined after any such reset.

     c. The Continuation Beneficiary may transfer amounts among the Investment Options with respect to the Continuation Beneficiary's share of the interest in this Contract.

     d. The Continuation Beneficiary cannot make any additional Contributions to this Contract.

     e. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in this Contract will be made in accordance with requirements described in Item 8, Part B (Minimum Distribution Rules-Required Payments After Death).

     f. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a Withdrawal Charge.


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     g.  Upon a Continuation Beneficiary's death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated Beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of Item 8, Part B (Minimum Distribution Rules-Required Payments After Death).

     h. The Continuation Beneficiary may not assign his/her share of the interest in this Contract. The Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.

PART VII - ANNUITY BENEFITS is changed to "ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS".

The following Section is added at the end of Part VII:

8. REQUIRED MINIMUM DISTRIBUTION RULES.

This Contract is subject to these "Required Minimum Distribution" rules of Sections 408(b) and 401(a)(9) of the Code and the Treasury Regulations which apply.

Part A of this Item 8 describes the Required Minimum Distributions to be made during your lifetime. Part B of this Item 8 describes the Required Minimum Distributions to be made after your death, if you die before your entire interest in this Contract is distributed to you. The Required Minimum Distribution Rules may be satisfied by either an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest in this Contract, all as subject to these rules.

If you choose annual withdrawals, your annual Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another individual retirement arrangement that you maintain, pursuant to Treasury Regulations. If you do not take Required Minimum Distribution payments from this Contract, we will assume that you are taking them from another individual retirement arrangement that you maintain.

For purposes of both the "lifetime" Required Minimum Distribution rules and the Required Minimum Distribution rules after death, the following definitions and conditions apply:

         Your "entire interest" in this Contract for purposes of the Required Minimum Distribution Rules. Your "entire interest" in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and, in addition



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         to the dollar amount credited, the actuarial present value of any additional benefits provided under this IRA contract, such as guaranteed death benefits in excess of the dollar amount credited.

         Required Beginning Date. Your "Required Beginning Date" is the first day of April following the calendar year in which you attain age 70 1/2. This is the latest date when your lifetime Required Minimum Distribution payments with respect to this Contract can start.

A.  REQUIRED MINIMUM DISTRIBUTION RULES -- PAYMENTS DURING YOUR LIFE

Notwithstanding any provision of this Contract to the contrary, the distribution of your interest in this Contract shall be made in accordance with the requirements of Code Section 408(b)(3) and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. Prior to the date that the Contract is annuitized then distribution of your interest in this Contract must satisfy the requirements of Code Section 408(a)(6) and the Regulations thereunder.

Your entire interest in this Contract will be distributed or begin to be distributed no later than your Required Beginning Date defined above. Your entire interest may be distributed, as you elect, over (a) your life, or the lives of you and your designated Beneficiary, or (b) a period certain not extending beyond your life expectancy, or the joint and last survivor expectancy of you and your designated Beneficiary.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&A A-14 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A A-2 of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation.

The distribution periods described in the second preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation.

The first lifetime Required Minimum Distribution payment can be made as late as April 1 of the year following the year you attain age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

B.  MINIMUM DISTRIBUTION RULES - REQUIRED PAYMENTS AFTER DEATH

         (a) Death On or After Lifetime Required Minimum Distribution Payments Commence. If you die on or after lifetime Required Minimum Distribution payments commence, any remaining portion of your interest


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                  will continue to be distributed under the Annuity Benefit or other option under this Contract.

         (b) Death Before Lifetime Required Minimum Distribution Payments Commence. If you die before lifetime Required Minimum Distribution Payments commence, your entire interest will be distributed at least as rapidly as follows:

              (1) If your designated Beneficiary is someone other than your surviving spouse as described in the immediately following paragraph, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the Beneficiary may elect to take distribution of your entire interest in accordance with this
                    Item 8, Part B, paragraph (b)(3) below.

              (2) If your sole designated Beneficiary is your surviving spouse, your entire interest will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over such surviving spouse's life. In the alternative, your surviving spouse may elect to take distribution of your entire interest in accordance with Item 8, Part B, paragraph (b)(3) below. If your surviving spouse dies before these required distributions commence to him or her, your remaining interest will be distributed, starting by the end of the calendar year following the calendar year of your surviving spouse's death, over your spouse's designated Beneficiary's remaining life expectancy determined using such Beneficiary's age as of his or her birthday in the year following the death of your spouse. In the alternative, that Beneficiary may elect to take distribution of your entire interest in accordance with Item 8, Part B paragraph (b)(3) below. If your surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option under the Contract.

              (3) If there is no individual designated as Beneficiary, or if the applicable Beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under this Item 8, Part B, paragraph (b)(2) above).

              (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation.


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                    If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this
                    Item 8, Part B and reduced by 1 for each subsequent year.

         (c) If the designated Beneficiary is your surviving spouse, and the Spousal Continuation option (described above in Item 6) is elected, or if the Contract is issued as a Joint Life Contract, and the Successor Owner named in the Contract is also your spouse at your death, distribution of your interest need not be made until your surviving spouse's Required Beginning Date for lifetime Required Minimum Distributions described above in this Item 8, or your surviving spouse's death if earlier.

         (d) For purposes of paragraphs (a) and (b) of this Item 8, Part B above, Required Minimum Distributions are considered to commence on your Required Beginning Date defined above in this Item 8, Part B or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

PART VIII-CHARGES

10. WITHDRAWAL CHARGES. The following is added at the end of the existing
Section:

We reserve the right to waive the Withdrawal Charge on Required Minimum Distribution payments.


PART IX - GENERAL PROVISIONS

11. STATUTORY COMPLIANCE. The following is added at the end of the existing
Section:

If this Contract fails to qualify as an individual retirement annuity under
Section 408(b) of the Code, we will have the right to terminate this Contract. We may do so upon receipt of notice of such fact, before the Maturity Date. In that case we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to an individual retirement annuity which meets the terms of Sections 408(b) of the Code.



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However, we may also, at your request, transfer the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

12. REPORTS AND NOTICES. The following is added at the end of the existing
Section:

We will send you a report as of the end of each calendar year showing the status of the Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.

13.  ASSIGNMENTS AND TRANSFERABILITY.

The existing Section is replaced by the following:

You may not transfer this Contract.

No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as a security for an obligation.


AXA EQUITABLE LIFE INSURANCE COMPANY

/s/Christopher M. Condron                  /s/Karen Field Hazin
-------------------------                  --------------------
Christopher M. Condron                     Karen Field Hazin, Vice President,
President and Chief Executive Officer      Secretary and Associate General
                                           Counsel



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